Exhibit 11.1



                                                                   Exhibit 11.1

                         COMPUTATION OF PER SHARE EARNINGS

     The table below presents information necessary for the computation of loss per common share, on both a primary and fully diluted basis, for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996 and 1995.

                           Nine Months Ended September 30,     Year Ended December 31,
                           -------------------------------     -----------------------
                               1997            1996              1996            1995
Net loss                   $  (648,552)    $  (771,580)      $(1,248,543)    $(2,127,624)
Preferred stock dividends     (234,782)        (92,500)         (210,743)        (60,125)
                            ----------      ----------        ----------      ----------
Net loss applicable to
 common shares and common
 stock equivalents         $  (883,334)    $  (864,080)      $(1,459,286)    $(2,187,749)
                            ==========      ==========        ==========      ==========

Average number of common
shares outstanding           8,423,048       6,215,284         6,461,561       4,273,858
Common stock equivalents             -               -                 -               -
                            ----------      ----------        ----------      ----------
Total common shares and
 common stock equivalents    8,423,048       6,215,284         6,461,561       4,273,858
                            ==========      ==========        ==========      ==========

Primary and fully diluted
 loss common share         $    (0.10)     $    (0.14)       $    (0.23)     $    (0.51)
                            ==========      ==========        ==========      ==========

Common stock equivalents are considered anti-dilutive because of the net losses incurred by the Company.